Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in this Registration Statement of United Community Financial Corp. on Form S-4 of our report dated March 9, 2007 on the consolidated financial statements of United Community Financial Corp. and our report dated the same date on United Community Financial Corp. management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of United Community Financial Corp. We also consent to the reference to us under the caption “Experts” in the related joint proxy statement / prospectus which is part of this Registration Statement.
/s/ Crowe Chizek and Company LLC
Cleveland, Ohio
October 10, 2007